THESE SECURITIES, INCLUDING THE SECURITIES INTO WHICH THEY MAY BE CONVERTED, HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION
4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH
PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

         PROMISSORY NOTE

         MK AUTOMOTIVE, INC.

$25,000.00              August 8, 2015

FOR VALUE RECEIVED, MK Automotive, Inc., a Delaware corporation ("Maker"), the undersigned, promises, pursuant to the terms of this Promissory Note (the "Note"), to pay to Par Point Capital, LLC("Payee") (Payee and any subsequent holders hereof are hereinafter referred to collectively as "Holder"), at such place, or places, as
Holder may designate to Maker in writing from time to time, the amount of Twenty Five Thousand Dollars and 00/100 Dollars ($25,000.00), together with interest thereon at the rate of Six percent (6%) per annum until paid, which shall be due and payable on August 8th, 2016.

The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

In the event that the Note is not paid prior to the due date, the Holder shall have the right thereafter, exercisable in whole or in part, to convert the outstanding principal and accrued interest hereunder into a number of fully paid and non-assessable whole shares of the Company's $0.00001 par value common stock
 ("Common Stock") determined in accordance herewith.

The number of whole shares of Common Stock into which this Note may be voluntarily converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount borrowed hereunder by $0.0005 (the "Note Conversion Price"); provided, however, that, in no event, shall Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of common stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder and its affiliates of more than 9.9% of the outstanding shares of common stock ofthe Company.

If the Holder elects to convert this Note, the Holder shall provide the Company with a written notice of conversion setting forth the amount to be converted. Within twenty (20) business days of receipt of such notice, the Company shall deliver to the Holder certificate(s) for the Common Stock issuable upon such conversion and, if the entire principal amount hereunder was not so converted, a new note representing such balance.

IN WITNESS WHEREOF, MK Automotive, Inc. has caused this Note to be executed in its corporate name and this Note to be dated, issued and delivered, all on the date first above written.

MK AUTOMOTIVE, INC.

/s/ BRIAN WENDT
Brian Wendt
President / CEO